UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 23, 2025
Date of Report (date of earliest event reported)

PLAYSTUDIOS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39652	88-1802794
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10150 Covington Cross Drive, Las Vegas, Nevada		89144
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (725) 877-7000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MYPS	Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	MYPSW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2025, Robert L. Oseland was appointed Chief Operating Officer of PLAYSTUDIOS, Inc. (“PLAYSTUDIOS” or the “Company”), and designated as the Company’s principal operating officer, effective immediately. In this role, Mr. Oseland will report to the Company’s Chief Executive Officer, Andrew Pascal.

Mr. Oseland, age 58, joined the Company in 2019 as the General Manager of its playAWARDS division, a global loyalty and marketing platform. For the past two years, he has served as Portfolio President of the Americas, overseeing the Company’s casual portfolio of mobile games, playAWARDS, and studio operations in Las Vegas, San Francisco, and Portland. With over three decades of experience in the gaming and hospitality industries, Mr. Oseland previously held senior executive roles, including Chief Operating Officer of Paragon Gaming, where he managed a portfolio of North American hospitality and gaming properties. Mr. Oseland also previously held various leadership positions at Wynn Resorts, Ltd., where he played an instrumental role in the opening and operations of the Wynn Las Vegas and Encore resorts. Mr. Oseland holds a Bachelor of Science in Hospitality Management from the University of Nevada, Las Vegas.

In connection with Mr. Oseland’s appointment as Chief Operating Officer of the Company, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved the following compensation arrangements: (i) an increase in Mr. Oseland’s base salary to an annualized rate of $400,000; (ii) an annual discretionary cash bonus in an amount determined by the Compensation Committee; and (iii) the grant of 250,000 unvested restricted stock units (“RSUs”) and 716,666 unvested performance stock units (“PSUs”), which are in addition to restricted stock units and stock options previously granted to Mr. Oseland in his prior positions with the Company. The RSUs to be granted to Mr. Oseland will vest on January 15, 2028, subject to Mr. Oseland remaining an employee of the Company through the vesting date. The PSUs to be granted to Mr. Oseland will vest in increments of 233,333, 233,333 and 250,000 on February 28, 2026, 2027 and 2028, respectively, subject to Mr. Oseland remaining an employee of the Company through the applicable vesting date and further subject to the Company’s achievement of certain financial performance targets for the fiscal years ending December 31, 2025, 2026 and 2027, respectively. Such financial performance targets will be determined by the Compensation Committee, and the number of shares issuable under such PSU awards on each vesting date will be determined by the Company’s actual financial performance relative to the applicable targets.

Mr. Oseland continues to be eligible to participate in healthcare and other benefit arrangements generally available to the Company’s eligible salaried U.S. employees. There are no arrangements or understandings between Mr. Oseland and any other persons pursuant to which Mr. Oseland was appointed as Chief Operating Officer of the Company. There is no family relationship between any of the Company’s directors or executive officers and Mr. Oseland, and there are no transactions in which Mr. Oseland has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits
(a)None
(b)None
(c)None
(d)Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

*	Furnished herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 29, 2025

PLAYSTUDIOS, Inc.

By:	/s/ Scott Peterson
	Name:	Scott Peterson
	Title:	Chief Financial Officer